EXHIBIT 99.2
WILLBROS GROUP INC.
Moderator: Michael Collier
02-26-09/8:00 am CT
Confirmation # 8080649

WILLBROS GROUP INC.

Moderator: Michael Collier
February 26, 2009
8:00 am CT

Operator:  Good day, ladies and gentlemen, and welcome to the Willbros Group Incorporated fourth quarter 2008 earnings call.  Today’s call is being recorded.

I now would like to turn the call over to Mr. Michael Collier, Vice President, Investor Relations.  Please go ahead, sir.

Michael Collier:  Thank you, Sarah.  Good morning everyone and welcome to the Willbros Group conference call.

Today’s Willbros management participants are Randy Harl, President and Chief Executive Officer; Van Welch, Chief Financial Officer; and myself.

This call is being broadcast live over the Internet and is also being recorded.  An archive of the webcast will be available shortly after the call on our website Willbros.com and will be accessible for 12 months.  A replay will also be available through the phone number provided by the company in yesterday’s press release.

Information reported on this call speaks only as of today, February 26, 2009 and therefore, you are advised that time sensitive information may no longer be accurate at the time of any replay.

Comments today contain forward-looking statements.  All statements other than statements of historical facts which address activities, events, or developments the company expects or anticipate will or may occur in the future are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements.  These risk factors are described in the Company’s documents and reports filed with the SEC.

The Company assumes no obligation to update publicly such forward-looking statements whether as a result of new information, future events or otherwise.  This presentation contains non-GAAP numbers, reconciliations and related information are in our press release of February 25, 2009 and on our website.

Before I turn the conference over to Randy Harl, I’d like to point out that we will be issuing a corrected press release. In the table under fourth quarter, net income per share, excluding special items, the amount should be $0.57.  It was calculated on basic shares and should have been calculated on diluted shares.  So I just want to point that out to you and we will be putting a corrected version on the wire later this morning, and, of course, filed with the conference call script in an 8-K in the next day or so.

Thank you very much and now I’d like to turn the call over to Randy.

RandyHarl:  Good morning everyone and thank you for joining us.

2008 was one of the most meaningful years for Willbros in our 100-year history.  We generated strong financial results with earnings from continuing operations before special items of $1.98 for diluted share and cash flow of $187 million, a record for the company.

I would like to take a moment to thank the Willbros employees, our suppliers, customers and shareholders for their efforts and support during this record setting year.

2008 was also a year of significant achievements for us as we continue to reap the benefits of our efforts to further position Willbros as a leader in the engineering and construction industry.  Highlighting this

WILLBROS GROUP INC.
Moderator: Michael Collier
02-26-09/8:00 am CT
Confirmation # 8080649

effort, 2008 performance reflects the first full year we have benefited from the two acquisitions we made in 2007 as part of our diversification strategy.  Midwest, now our Canadian pipeline construction company, extended our geographic presence more significantly into Canada, while InServ, our Downstream unit expanded our market reach and the breadth of our services particularly increasing our maintenance and repair capabilities.  Both acquisitions significantly outperformed our expectations in 2008.

Additionally, we continue to make significant progress towards key strategic objectives which contributed to our successful year and better positioned us for the future.  First, in Canada, our strong performance continues to open new opportunities to expand our capabilities in maintenance and field services at existing plants.  Our mainline pipeline and facilities unit in Canada has established a reputation for superior performance and, as a result, is increasing its market share with major clients like TransCanada and Enbridge, who are currently in the midst of major construction programs with access to funding for current and future programs.  We’re performing our first pipeline construction project out of the Horn River Basin, and we are prepared to add resources from the U.S. to expand activities in that market.  We have also invested in expanding our chrome carbide overlay, or CCO, capabilities to complement our existing fabrication assets.  CCO is a critical and capacity constrained capability in Alberta as it is a process of increasing the durability of pipeline infrastructure to better handle the highly abrasive material in the oil sands.  Willbros is a leading provider of these services and we expect to continue to operate at capacity with our expanded facility.  We also are leveraging our strong in-country presence in combination with our downstream capabilities to more actively pursue significant downstream opportunities for above ground storage tanks and process heaters.  We believe our service mix is aligned to address ongoing needs in Canada in both the current market and beyond.

Second, we have added experienced senior operating and business development resources to our pipeline manage and maintain business and restructured the group to increase coordination between our engineering, program management, and construction organizations to provide our customer a more integrated service solution.  We are very close to making a joint announcement confirming our alliance with our a major pipeline system operator in what we believe is an innovative and cost effective approach to the program management of maintenance, integrity services, and capital works associated with their existing assets and potential expansion.  We expect this will be a long-term alliance and believe the value of this opportunity over the next 5 years is significant.  We believe the current business environment will accelerate the acceptance of this model and that we are first to the market with a superior value proposition for owners and operators of pipeline systems.

Third, North Africa and the Middle East are markets of focus for us and we’re leveraging our experience from Oman and many years of successful international project execution to position Willbros to participate in the development and build out of new production to meet demand growth over the next 20 years.  We have refocused resources in the region, establishing a full time presence in Libya.  We’ve talked in the past about the long-term potential we see in Libya and have implemented a strategy of replicating our Omani model there.  We’re working closely with the national oil company pursuing maintenance, repair and smaller capital construction projects to build our resource base and long-term capabilities for larger projects while generating positive cash flows and profits.  We are highly confident that we will be awarded our first assignment in Libya in the near term. Additionally, we have bid on several engineering jobs in the UAE and expect to expand our efforts there as well.  Together, we expect to generate between $10 and $20 million in revenue from these efforts in 2009.  We believe that a measured approach to growth which allows us to increase our presence and capabilities incrementally and in a financially prudent fashion is the right recipe for success in the region.

Fourth, we have significantly increased our pursuit of U.S. government contracts with the addition of experienced operating level leadership and execution resources and greater cross utilization of our existing construction and program management capabilities.  Willbros has an enviable performance record with the U.S. government dating back to the War Emergency pipelines during World War II.  We are accelerating our involvement in U.S. government procurement opportunities to leverage our successful projects with the Defense Energy Support Center, the DESC, into larger and longer-term

WILLBROS GROUP INC.
Moderator: Michael Collier
02-26-09/8:00 am CT
Confirmation # 8080649

assignments with them and other agencies.  As an example, we recently tendered on a 5-year multiple award $300 million worldwide assignment with Naval Facilities Command, or NAVFAC, to provide assessment, engineering, construction and maintenance services to tank systems.  These efforts leverage our core capabilities and integrate resources from our tank group, as well as our pipeline, engineering and construction teams.  The government has committed to extensive investment in infrastructure and we have the credentials and team in place and are underway pursuing this work.

Fifth, we continue to enhance our offering portfolio to include an increasing amount of maintenance and other recurring services that provide a more consistent revenue stream while maintaining the experience, capability, and resources to perform major projects on a selected basis.  We anticipate that our services work will contribute approximately 40% of 2009 revenues.

Last, we will continue to identify and pursue new markets for growth either through acquisitions or by leveraging our existing capabilities organically.  For instance, we see the power sector as an expansion opportunity that complements our facilities construction experience.  This is a strategic opportunity that I understand and am personally close to, having spent a good part of my career as have several of our other key project people, working in the sector.  We believe that by focusing development resources, perhaps in conjunction with acquiring an existing market player, we can position ourselves to take advantage of the anticipated build out of the power infrastructure or other markets.

While individually, these business initiatives were relatively modest contributors to our 2008 results, we have laid the groundwork for growth and believe that these initiatives will be much more important to our results going forward.

In addition to putting in place important capabilities to expand and support growth, we also made some substantial progress towards operational and financial improvements to our business model, preparing us for the challenges of the current market environment.  As we have discussed in our calls over the last year, we have worked diligently to stay ahead of the curve, staying focused on important process and systems improvements designed to keep the business best positioned for prevailing market conditions.  These actions include:

Improving our strategic planning process to better align our resources with both current opportunities and long-term growth objectives;

Redirecting our sales process to most efficiently target the right customers with the right opportunities;

Delivering lower costs through improved procurement processes and procedures;

Reinforcing our project execution skills, particularly as we begin to see a shift towards more fixed price contracts;

Lowering our effective tax rate; and

Receiving shareholder approval to re-domicile the Company from Panama to Delaware, which among other benefits, better positions us for U.S. government contract awards.

We delivered record results as well as meaningful business improvement in 2008.  Now, we are focused on 2009 and beyond.  Clearly we are in the midst of a significant economic dislocation.  We did not expect the pace of the recent energy infrastructure build out to continue indefinitely, but we did not anticipate such a steep and rapid shift in the business environment.  As a result of falling near term demand for energy and the associated decrease in commodity energy prices, many E&P midstream and downstream players have announced reduced capital budgets for 2009, and we have begun to see the effects of the economic climate and decreased spending levels on our business.  Some customers are

WILLBROS GROUP INC.
Moderator: Michael Collier
02-26-09/8:00 am CT
Confirmation # 8080649

slowing the pace of current projects and delaying initiation of others while working with suppliers and contractors to affect savings in the current cost environment where project price is becoming the paramount buying consideration.  While this environment is a significant change from recent years, in reality, these market dynamics are consistent with pipeline construction markets we have seen in the past. We are historically accustomed to operating in an environment of competitive contracting with short time periods from project bid to execution, and we are much better positioned than any time in our history for such market dynamics.

While 2009 spending levels are anticipated to be lower than 2008, aggregate capital expenditure plans announced by our customers for 2009 remain high relative to historical levels.  Given these levels of spending, we expect there to be ongoing demand for our services.  Capitalizing on these opportunities requires us to be more competitive and cost efficient, and we are also expanding our target client base to capture greater market share.  To that end, we’re focusing on managing Willbros to most efficiently utilize and preserve our key asset base, protect our markets and conservatively maintain our liquidity in order to capitalize on acquisition and organic growth opportunities which we expect to see in this rapidly changing environment.

In the Upstream market, we expect construction for the United States and Canada in 2009 and beyond to be driven by field development economics, with capital spending focused on those areas with the lowest lifting cost and greatest reserve potential.  Increasing focus on development of unconventional shale gas plays is expected to create significant opportunities.

In previous calls, we expressed our view that the economic and financial disruption would impact our business.  We now can see that timing for some of our prospects remains uncertain as customers evaluate prices for oil, natural gas, steel and E&C services.  We see many opportunities for pipeline engineering and construction in the areas where we are strongest, most specifically in the Barnett, Fayetteville and Marcellus shale plays.  We believe the more favorable economics and vast reserve potential associated with the natural gas shale plays will concentrate capital spending in these areas, most of which do not have sufficient gathering and takeaway infrastructure to deliver this gas to primary demand markets.  Drilling and production in the shale plays, both in the United States and Canada, provide opportunities and locales where Willbros is strongest and has a solid track record.  We are currently executing our first project in the Horn River Basin of Canada and we expect the opportunities for our Canadian pipeline construction group to be similar to what we saw last year based on ongoing development in the Horn River Basin, as well as the longer term need for pipelines to deliver synthetic crude to the United States.  At the same time, our experience and capabilities in the Barnett and Haynesville areas have enabled us to secure Energy Transfer’s Texas Independence Pipeline project (TIPs) in East Texas, which requires two spreads of our personnel and equipment.  This project is a good example of the return to more historical bid/award scenarios.  We bid this project in December; it was awarded in late January, and work is scheduled to begin next week.  We see some additional pipeline construction opportunities for the third and fourth quarters of 2009, which we expect to bid in the next few months.  But the number and size of these opportunities are far less than what we have seen in the last few years.  Therefore, we expect to see a decrease in the U.S. pipeline related revenue in the latter half of 2009 and potentially into early 2010.

In the Downstream market, decreasing demand for refined products exacerbated by high levels of inventory has resulted in a reduction of planned capital expenditures by some of our customers. In the fourth quarter 2008, we saw several turnaround and maintenance projects postponed, but we also saw unplanned outages in certain plants.  Refining margins have recently improved but utilization rates remain low.  Given the high utilization rates of recent years, we believe many of the postponed maintenance projects must be conducted this year and we are receiving more inquiries at this time than last year.  Our customers continue to seek cost savings and we believe this creates opportunities for us to provide more integrated service solutions.  A good example of the types of opportunities that we see for our downstream services is the verbal commitment from NCRA extending our current contract for program management services associated with portions of the planned Heavy Crude Expansion Project and associated major capital projects for them in McPherson, Kansas.  Our Downstream segment’s current

WILLBROS GROUP INC.
Moderator: Michael Collier
02-26-09/8:00 am CT
Confirmation # 8080649

backlog will be increased by approximately $34 million for continuing program management services through September 2011.  Our Construction Services Group is also one of two general contractors that have been issued a letter of intent for construction on NCRA’s projects.

The engineering market in the North America energy sector has also been impacted by the reduction in capital budgets and delays to planned projects brought on by the economic and credit conditions.  To sustain our profitability in this segment, we’re managing our engineering resources to maintain manpower levels which will preserve our ongoing business development and execution capabilities as well as our profitability in this segment.  We continue to believe that our engineering services differentiate us from our competitors in the U.S. pipeline market and our engineering operations in Kansas City, Missouri are focused on pipeline integrity services, which we believe is a growing market.

We believe our EPC service offering provides even more of a competitive advantage in the current environment, which places more value on price and schedule certainty and access to capital.

We believe that with the significant improvements we’ve made to our business and by adhering to our values, we are well positioned to manage the current market challenges.  As a result, we are optimistic about the future for the company.

Van will now discuss our 2008 financial results.  Van.

Van Welch:  Thanks, Randy, and good morning.

The year 2008 was a record year for us in many ways.  The financial results from continuing operations are highlighted by:

2008 revenue of $1.9 billion twice 2007 revenue;

2008 net income from continuing operations of $82 million, excluding special items, a substantial improvement over last year:

Improving our year-over-year operating cash flow from continuing operations by over $200 million; and

Over the past 2 years, creating an additional $342 million of stockholders’ equity.

We achieved these successes as a result of building a new management team over the past three years, leveraging our 2007 acquisitions, executing on two large diameter cross country pipeline construction projects, and one significant EPC project in the U.S. and our continued focus on our business fundamentals, including our strong cash flow and working capital management.  These accomplishments reinforce our commitment to deliver value to our stockholders as well as to our customers.

The special item in 2008 includes a pre tax non-cash charge for goodwill impairment of $62 million or $0.87 per diluted share, in our downstream segment.  This impairment charge is primarily driven by sustained and adverse conditions in the equity markets which negatively impacted the market capitalization of many companies, including Willbros, during the fourth quarter.  While the charge reduces goodwill associated with the acquisition of InServ, I want to reiterate that it is a non-cash charge and does not reflect underperformance in our Downstream unit.  In fact, the business continues to outperform the expectations we had at the acquisition date.

Revenues grew across each of our business segments. Our Upstream segment contributed revenue of $1.3 billion, up from $744 million last year.  In the U.S., we had three significant projects that contributed revenues of $642 million during 2008, two cost reimbursable plus fixed fee contracts, the Southeast Supply Header Project and The MidContinent Express Project (MEP) and one of our largest EPC projects, Guardian.  Our Canadian pipeline operations, formerly Midwest, provided $182 million during the year.  Our Engineering segment contributed revenue of $233 million up from $180 million in 2007.  In

WILLBROS GROUP INC.
Moderator: Michael Collier
02-26-09/8:00 am CT
Confirmation # 8080649

2008, the first full year we reported financial results reflecting the acquisition of InServ, our Downstream segment contributed revenue of $367 million.

Operating income for 2008 was $68 million which included the goodwill impairment charge of $62 million.  This was a significant improvement from our operating income in 2007 of $9 million.  2008 General and Administrative costs of $120 million, or 6.3% of revenue, were slightly higher than the approximately 6% of revenues that we expected.  This increase in G&A was due expenses associated with the re-domicile effort, severance cost in the fourth quarter and increased provision for bad debt.  As Randy discussed, we have invested and will continue to invest in our business processes systems and resources to improve our competitive position and execution.  These efforts will serve us well in this current market environment.  While maintaining our focus on the need for continuous improvement, we will also continue to actively and diligently monitor our cost in this uncertain economic environment.

During 2008, we reduced our annual effective income tax rate to 37.2%.  The effective tax rate reduction is primarily attributable to implementation of certain tax strategies.

Now, I will discuss our financial results from continuing operations before special items for the fourth quarter of 2008.  I will then briefly comment on the financial results from our discontinued operations.

For the fourth quarter of 2008, we reported net income, before special items, of $24 million, or $0.57 per diluted share, compared to net income of $6 million, or $0.16 per diluted share, last year.  The third quarter 2008 net income was $20 million, or $0.46 per diluted share.

Our revenue for the fourth quarter of this year was $463 million compared to $338 million in the fourth quarter of 2007.  The 37% increase in revenue was due primarily to the high utilization of our increased large diameter pipeline construction capacity in the U.S., our Canadian pipeline operations and from the addition of the Downstream services segment.  Our 2008 fourth quarter revenues were down 5.7% from our 2008 third quarter revenues due to the delay in the start-up of the MEP project.

During the 2008 fourth quarter, we reported operating losses of $31 million which included a goodwill impairment charge of $62 million.  Excluding the goodwill impairment charge, operating income improved compared to operating income in the 2007 fourth quarter of $15 million and the $29 million in the third quarter of this year.

During the 2008 fourth quarter, we sold one of our fabrication facilities and other related assets in Canada and received net proceeds of $19.6 million which resulted in a $7.7 million pre tax gain.  The gain is included below our operating income line as other income on our income statement.  We determined that a portion of the capital employed in this facility could be more efficiently applied to enhance our fabrication facilities associated with our CCO services and other future fabrication activities for the downstream business.

Now, I will discuss the financial results from each of our business segments.

In Upstream, we reported operating income of $24 million on revenue of $330 million for the fourth quarter of 2008 compared to operating income of $17 million on revenue of $342 million for the third quarter of 2008.  Major projects contributing to revenue and operating income of the Upstream segment were MEP and the Guardian EPC projects in the U.S., the Alberta Clipper pipeline project in Canada, and our Omani operation.

Our Downstream segment reported operating losses of $58 million which included a goodwill impairment charge of $62 million, compared to operating income of $5 million in the 2008 third quarter.  Revenue for the 2008 fourth quarter of $88 million was in line with our expectations for this segment and up slightly from the $86 million in the third quarter of this year.  During the fourth quarter, we saw several turnaround and maintenance projects postponed until 2009 and 2010.  We also noted unplanned outages in several plants, which we believe is an indication that certain projects must be conducted this year.

WILLBROS GROUP INC.
Moderator: Michael Collier
02-26-09/8:00 am CT
Confirmation # 8080649

Our Engineering segment reported operating income of $2 million on revenue of $44 million.  As expected, Engineering revenues softened during the last quarter of the year as a result of the work off of major EPC projects and backlog and new EPC projects being delayed by the current economic climate.  We are managing engineering resources to maintain manpower levels, which will preserve our ongoing business development and execution capabilities while sustaining our profitability in this segment.

During the fourth quarter of 2008, we reported a loss of $300,000 from our discontinued operations which resulted from the final settlement of the equipment exchange and charges associated with the Transition Services Agreement which terminated on February 7, 2009.

I will now discuss our liquidity and capital resources.

We continue to benefit from our strong cash flow and working capital management and, as a result, we generated operating cash flow from our continuing operations of $187 million during 2008 and $90 million during the fourth quarter, compared to using $19 million of cash last year.

Our financial strength, as evidenced by our liquidity of $258 million positions us financially to address the current market.  Our cash balance at the end of December was $208 million and we expect this, together with our $50 million borrowing capacity, to provide sufficient liquidity to finance future capital and capital expenditures.  This also provides us the financial flexibility to pursue our strategic acquisition and diversification objectives as well as to potentially reduce our debt.  Our debt to equity ratio remains strong at 0.3 to 1.

Our 2007, $150 million credit facility can be increased to $200 million with approval of the administrative agent.  However, we do not anticipate requesting this increase in 2009.  While the entire facility is available for performance letters of credit, only 33% of the facility is available for cash borrowings.  At December 31, 2008, we had $8.1 million of letters of credit outstanding under the facility.  We have not drawn down cash under the facility nor do we anticipate doing so in 2009.  We also believe we have sufficient capacity for any performance bonds which may be required by our customers.

During 2008, we acquired $53 million of capital equipment which we used to support our backlog.  Our capital budget for 2009 is $23 million, less than half our 2008 capital spending.  Our 2009 capital budget includes maintenance capex, CCO expansion in Canada and equipment to support our Omani operations.  We are currently purchasing our capital equipment with cash and are selectively paying off our capital leases early to reduce our debt and related interest expense.

Now turning to backlog.

Backlog from continuing operations at December 31, 2008 was $655 million compared to $1.3 billion at the end of last year.  Several key factors impacted the reduction in backlog.  First, the cancellation of $176 million of backlog related to MEP caused a significant one-time decrease.  This was a termination for part of the work for this project. A fee associated with a cancelled portion of this project is contractually due and remains in backlog.

Additionally, in our U.S. pipeline construction services, lower commodity prices and greater availability of E&C resources are causing our customers to delay award of pipeline contracts as they assess the impact on project economics.  We believe customers are focused on the balance between the commodity input and output prices, as lower input such as steel and labor support appropriate project returns to our customers, even at lower oil and natural gas prices. In the current market, there is an imbalance between these input and output commodity prices and, as a result, we are not seeing customers awarding projects well in advance of the construction start date as was the case over the last 2 years.  In the previous market environment, customers were willing to award work in advance to secure scare construction capacity.  For example, the MEP contract was awarded in the third quarter of 2007 and booked into backlog but not expected to begin work until over 1 year later.  Now, however, our customers are requesting proposals and beginning construction over a much shorter time frame.  As Randy noted

WILLBROS GROUP INC.
Moderator: Michael Collier
02-26-09/8:00 am CT
Confirmation # 8080649

previously, we bid the TIPs project in December and are beginning work on the project next week.  While this environment will not result in the same levels of announced backlog we experienced a year ago, it is an environment consistent with pipeline construction markets we have seen in the past.  Given the business improvements we have made, we are better positioned to successfully win and execute our share of work in this environment.

I would also like to note that as our model continues to shift to more services oriented revenue much of our future revenue may never be reflected in end of quarter backlog as we expect to perform significant levels of work over short time periods.

As Randy mentioned, there are two new awards we announced yesterday, namely the recently signed contract with Energy Transfer and the verbal award with NCRA, which added $181 million to backlog subsequent to year end.

Now, I’ll provide guidance for 2009.

As we stated in our earnings release yesterday, our visibility for the second half of 2009 remains limited due to the rapidly changing business environment.  With that in mind, we expect revenue for 2009 to be in the range of $1.2 to $1.5 billion and earnings per share to range from $1.10 to $1.50 per share.  We will continue to update you on a quarterly basis.

Now, Randy, Mike and I will take your questions.

Operator:  Thank you.  And today’s question-and-answer will be conducted electronically.  To ask a question, you may do so by pressing the star key followed by the digit 1 on your touch-tone telephone.  If you are using a speakerphone, please, make sure your mute function is turned off to allow your signal to reach our equipment.  And we will pause for a moment to assemble the queue.

And we will take our question from Roger Read from Natixis.

Roger Read:  … I’ll take care of if there for you.  Well, I guess my question should center around, as you see the market heading back to more of a fixed price from the cost plus environment, how do you go about managing the risks?  Would that be any different this time than in prior times?  In other words, have you learned anything, has the expansion – your engineering area, give you any better ability to manage risk, equipment upgrades, anything along those lines?

Randy Harl:  Well, Roger, let me start and then I’ll let Van chip in here because he has put an awful lot of work into changing the way that we approach the business here.  I think that it begins back to the list of things I talked about where we pre-qualify the opportunities that we go after.  We screen those for a number of parameters.  The ones that we actually go after, we’re very diligent in the estimating process taking the review process all the way up to me for the significant things that we do.

And then we’ve invested heavily in project controls outside of our business, not only in the tools that we use, but also in the education of our people, so that they’re much better prepared to go out and execute which will give us much better predictability and results from the projects that we go out and accomplish.

We now have a project controls function within the Company that we’ve never had where we’ve centralized the approach that we use so that people know what to expect when they go out.  We have a procurement function in the Company that we expect to drive out a lot of costs and be able to add at a higher confidence level in our predictability and being able to get the results that we think we’re going to get.

So I would say that we are – the only thing that’s the same this time around is the name on the door.  Van, do you want to comment on that?

WILLBROS GROUP INC.
Moderator: Michael Collier
02-26-09/8:00 am CT
Confirmation # 8080649

Van Welch:  Yes, I think, Randy, as you mentioned, and I think it’s been very consistent over the last several quarters in this call, we have invested in improving our processes and our systems as well as our people, associated with these kinds of project execution activities, being in procurement and job controls.

We’re going to be focused in terms of in this environment, driving out costs which are going to make us more competitive and add value to our customers by making us more competitive.  And with that, I think, we’ll be able to perform and execute and deliver the best margins that we can – with that execution with these tools, with these resources, and with these people that we’ve added.

Roger Read:  OK.  And Van, given obviously, the guidance of EPS range, it would be reasonable to presume in the lower capex, you should be or at least, are setting up to be free cash flow positive in 2009?

Van Welch:  That’s exactly right, Roger.

Roger Read:  OK.  I mean with – I mean by math, a little over $5 a share in cash on the balance sheet, free cash positive in 2009, I mean acquisitions, they’ve got to be looking a lot more attractive from an asset price standpoint here.  I would expect some of your competitors are probably hurting a little bit more, relatively speaking.  And you want to expand internationally, should we look for equipment sort of acquisitions where you move equipment overseas?  Or is there – does it make more sense in the overseas markets to you know just use what’s use and just sort of subcontract out?

Randy Harl:  I think, Roger, you kind of went down the whole list.  And you know, what we see here is that we have flexibility.  And we can look at these opportunities and we have choices about how we go about it.  And if it makes more sense to use local subcontractors, which it usually does, that’s what we’ll do.  On the other hand, if we find an opportunity to hit a fat one out of the park by being able to move some of our equipment around, we have the option to do that as well.  So you know, we think we’re sitting in a pretty good position given all of the options that we have.

Roger Read:  OK.  Thank you.

Michael Collier:  Thanks, Roger.

Operator:  Thank you.  And we will take our next question from Stephen Gengaro with Jefferies and Company.

Stephen Gengaro:  Hi, good morning, gentlemen.

Randy Harl:  Good morning, Stephen.

Stephen Gengaro:  A couple of things if you don’t mind. I guess the first would be when you – the contract you announced today, the Texas Independence Pipeline, is that a fixed price contract or is that a cost plus?

Randy Harl:  It’s a unit price fixed price project, Stephen.

Stephen Gengaro:  And when we – and I know touched on this a bit, but when we look at 2009, I guess I have two questions around it.  One is your three major spreads in North America, this would appear to keep them busy near term.  How do those spread utilizations play out over the next four quarters?

Randy Harl:  Well, Stephen, not trying to be evasive but they’re 100% right now.  We come off of the MEP project, then two of them, as you point out, go on the TIPs project.  The third one we’re going to decide what to do.  There are some opportunities for us to pursue further work and we’re going to do that.

We also, if you look at the build up of construction equipment that we’ve had going from about a spread 2 years ago to about three to current time, about 1-1/2 spread of that equipment we own.  The other half is leased or rented.  So we have the ability to change the size of our equipment fleet and manage the cost associated with that pretty effectively.  So as we go forward, it’s going to be a function of these smaller

WILLBROS GROUP INC.
Moderator: Michael Collier
02-26-09/8:00 am CT
Confirmation # 8080649

projects, whether we can get the margins we need, whether they come in at the right time or if it makes more sense for us to downsize a bit let some of that equipment go back to the people who own it and be prepared for the next bigger project that comes along.  Again, we have a lot of flexibility here.

Stephen Gengaro:  So the two go on the TIPs project and then the third comes free. When is it, third quarter?

Randy Harl:  No.  It comes free, really, in the second quarter.

Stephen Gengaro:  OK.  And then, finally, you mentioned at the beginning of the call this potential major alliance that you refer to, is that reflected in the numbers?  And if it’s not, could it impact ’09?

Randy Harl:  First of all, it’s not reflected in the numbers.  And, it could have a significant impact on ’09, Stephen.  I think within the next month or so, we’ll be able to talk a lot more about that.  But we’re very optimistic that that is one of the things that could make a big difference for us in ’09.

Stephen Gengaro:  Very good.  Thanks for your help.

Randy Harl:  You’re welcome.

Operator:  Thank you.  And we’ll take our next question from Martin Malloy with Johnson Rice.

Martin Malloy:  Good morning.

Randy Harl:  Good morning, Marty.

Van Welch:  Good morning, Marty.

Martin Malloy:  I just wanted to follow up on that last question about the alliance type agreements.  Can you talk a little bit about how you see that market developing and the potential magnitude there?

Randy Harl:  Well, I mean, it’s like what we’ve seen.  If you followed the refining industry, the chemical industry over the last 20 years, you know people in those industries determined that it was more efficient to use services providers for any number of things to support things that weren’t core competencies in terms of operating facilities and other things that they have.  So that model really has not been adopted readily inside of the pipeline industry.  And so, what we see here, is an owner that is looking to move up to the top quartile of performance within their industry and looking to best utilize all of the resources that are available.  So this owner is looking at what we can do from an engineering standpoint in Tulsa and in Kansas City and believes that we can be more efficient because we serve other customers, have the flexibility to go up and down and meet his requirements whether they’re low, medium or high, and that that’s going to lead to efficiencies for his organization.  So he looks at how he does integrity.  You know, our ability to serve, again, multiple customers and utilize people on multiple accounts will result in lower costs.  When it comes to the maintenance and repair activities that this customer has to staff up for to be prepared, really for the highs that have to happen by teaming up with us, we can utilize those people and equipment on multiple projects – either construction maintenance or maintenance for other owners.  So this is a step out for the owner as well as for us.  And I believe that we are going to be his competitive advantage and he is going to provide work for us in a time period where there aren’t as many capital projects.  So it’s truly a win-win kind of arrangement, Marty.

Martin Malloy:  OK.  And then when you were discussing acquisition possibilities. You mentioned the power sector, can you talk a little bit more about what you’re looking at there – is it transmission, sub station type work or maintenance on power plants?

Randy Harl:  Well, I mean we touch a lot of power that comes into the facilities that we deal with and have been in contact with a number of people that provide those kinds of services, Marty.  So we’re not looking to step out into something that we really don’t know anything about.  So, you know, if you think about the

WILLBROS GROUP INC.
Moderator: Michael Collier
02-26-09/8:00 am CT
Confirmation # 8080649

distribution and transmission as it relates to facility substations, those kinds of things would be of a lot of interest to us, as well as when you think about clean burning natural gas, how it may play especially in the near term.  You know, as the country tries to become more dependent on clean sources of electrical power, we have a lot of experience in the erection of gas turbines.  We have a lot of people in our organization that have that experience.  So for my construction standpoint, we’re well prepared.  You know, if we could find the right combination with an engineering company that could complement, then all of a sudden we really have something in the gas turbine power business, as well as looking at the other sources of clean electricity and how we mount that play because we see these areas as providing some significant growth opportunities.

Martin Malloy:  Thank you.

Randy Harl:  You’re welcome.

Operator:  Thank you.  And we’ll take our next question from Graham Mattison with Lazard Capital Markets.

Graham Mattison:  Hi.  Good morning, guys.

Randy Harl:  Good morning, Graham.

Graham Mattison:  Just a quick question on your guidance, and I apologize if I missed this, what share count are you assuming going forward in that?

Van Welch:  About 43.7 I believe is what we have put in there.

Graham Mattison:  OK, great, thanks.  And then also, just back looking at the guidance, in terms of getting to the high end and the low end of it, I mean is it fair to say that the low end includes just the projects you have booked right now going forward or is there some upside in terms of execution or is the upside at the high end of the guidance contingent on winning some more projects going forward?

Van Welch:  I think the – the way we established the high – I want to talk about top line first.

Graham Mattison:  OK.

Van Welch:  And in terms of the guidance, the $1.5 billion, we did include the downturn that we all talked about in terms of the U.S. construction pipeline market as well as Engineering.  That was expected to decrease as we put in there to get to that $1.5.  Going from $1.5 to $1.2 is a function of the anticipated work that we are assuming and the economic environment that we are in and that would be in the U.S. construction market as well as the other segments that we have including downstream.

On the margin, we are going to have pressure associated with margin in the cost competitive nature that we are currently in.  We have taken account for that in our guidance.  And in terms of the fixed price work that we have, there is always upside in fixed price work.  And if you look at the results that we had this year, in 2008, our margins that we earned on our fixed price work were actually accretive to the overall contract margins that we earned in 2008.  So you know there is always potential upside and this is exactly why we have invested and what we talked about earlier in terms of these process, systems and people to be able to deliver those kinds of expectations.

Graham Mattison:  So, it's fair to say there could be upside on this if additional projects start to move forward and your execution on it is strong?

Van Welch:  Yes.

Graham Mattison:  OK, great.  I will jump back in queue, thank you very much.

WILLBROS GROUP INC.
Moderator: Michael Collier
02-26-09/8:00 am CT
Confirmation # 8080649

Operator:  Thank you.  And we will take our next question from Joe Gibney with Capital One.

Joe Gibney:  Thank you.  Good morning everybody.

Randy Harl:  Good morning, Joe.

Van Welch:  Hi, Joe.

Joe Gibney:  Van, just wanted to follow up on the tax side given the re-domicile efforts here.  What are your expectations in your guidance for '09, back to a 35% run rate?

Van Welch:  We didn't give the guidance on that, Joe, but we would expect that would trend lower than the 37.2% that we had in '08.

Joe Gibney:  OK.  And just on the Canada side indicating – it looks to be a steady outlook here with Horn River Basin holding in some incremental work, certainly with TransCanada and Enbridge out there.  Just curious if you could give us an update on – on where we stand in Alberta Clipper still tracking to be rolling off here, end of March and some additional cleanup later in the year?  And are you actively bidding and where do we stand of your incremental large spread up in Canada?

Randy Harl:  Yes, Joe, you know we are finishing it up.  It does require some summer cleanup.  The project went very well.  And you know going back to the script, as we went through that, that went so well, we think that's going to lead to additional opportunities.  So, we are feeling pretty bullish about being able to have about same kind of year with pipeline construction as we had this year, maybe a little less but close to it.  You know, but it's all based on that good performance.  And the station work that we are seeing come in are very close to coming into the Company, is also a function of the good performance that we have had with both Enbridge and TransCanada.  So, that's why we are bullish on that part of the business.

The rest of the business is, as I said, a function of the maintenance business in the oil sands.  And so, we think we got a model in Canada that's going to hold up better than most just because of what it does.  So we feel very good about it.

Joe Gibney:  It's encouraging.  And just, one more if I may, just curious, anything new out of the mills, kind of what you are hearing here on the line pipe market, is pricing starting to stabilize a little bit?  I know certainly you are intimating the back half of the year in sort of a waiting mode and a hover mode until this shakes out a little bit, just curious any color what you are hearing on the line pipe market right now.

Mike Collier:  Well, there are some mixed signals out there.  If you look at some of the smaller diameter ERW pipe, it looks like maybe you know its – it's bottomed.  But on the large diameter line pipe, that comprises most of the work that we have been doing and expect to see, you know when things clear up here, go forward some of these bigger projects.  I think that the industry did not anticipate this steep drop in prices and that some of the owners have seen an opportunity.  Even if they pay pre-penalties for cancellation, they have seen an opportunity to affect some cost savings.

So there is a lot of movement. What the pipe people are telling me in that area and if you watch the Baltic Dry Index, it kind of hit a bottom and picked up a little bit.  We don't know if that's a correct signal or not, but I think good news will be if we have a consensus that steel had bottomed, and started back up, it might shake loose some of these projects that still have positive economics but the savings on steel are so enormous; you know, it's 40% of the project cost, that what we are hearing is a lot of people are taking a deep breath and waiting to see how much they can save before they move ahead.  And then, you compound that with a lot of this noise in the financial sector and credit limitations and this is why people have delayed some things.

We have talked a lot about the Colonial Excel project. We still believe that the long-term fundamental demand for product movement in this country is going to require some more infrastructure, but they have

WILLBROS GROUP INC.
Moderator: Michael Collier
02-26-09/8:00 am CT
Confirmation # 8080649

said we are going to wait.  You know they have slowed that down, it hasn't been cancelled but there is no certainty as to when they will move ahead with it now.  A lot of that, I think, is an effort to understand how much I can save on steel prices.

Joe Gibney:  OK, good.  I appreciate the comments.  Thanks guys.  I will turn it back.

Operator:  Thank you.  And we will take our next question from John Rogers with D.A. Davidson.

John Rogers:  Hi good morning.

Van Welch:  Hi, John.

Randy Harl:  Good morning, John.

John Rogers:  Couple of things.  First of all on the Midcontinent Express project, was that cancelled or did that go to somebody else?  Because somebody else announced an award there the other day.

Randy Harl:  Yes, I think, John, if you go back to the discussion Van had in his presentation, the owners in this case, saw an opportunity to take advantage of the market that's out there today, which is very different than the environment in which that project was booked and stepped out and took advantage of that and rebid a portion of what was under contract to us.  We had a very strong contract with that owner and we have some cancellation charges built into that contract which we expect to collect.  But strictly, its the difference in the market that existed when we booked the contract versus what's out there today.

John Rogers:  OK.  And can you give us a sense of that fee and is that included in your guidance?  I mean is it a big number in terms of moving the earnings around this year?

Van Welch:  John, it is included or at least a portion of that is included in our guidance.  I am not going to comment on the amount of the fee.  You know we are currently in discussions with the client around that and I would choose not to comment on that.

John Rogers:  OK, that's understandable.  And then secondly, if you think about your market now and especially on the upstream side of it, what do you expect – you know we have gone through a period where at least where the same report now of low single digit margins to high single digit margins.  I mean do we go back to that level in this kind of an environment that lower level or do you think that you know the conditions are such sort of that you won't participate at those levels?  I am just trying to think about how this plays out.  And then secondly on the InServ business, is that more of a revenue issue or do we see margin compressions because I don't want to – I am not that familiar with the history there.

Randy Harl:  I think, John, that you have to expect that we are going to have pressure on margin.

John Rogers:  Right.

Randy Harl:  And you know it's not clear at this point in time where that's going to actually go.  We are in – we are in a lot of discussions with nearly every owner that we work for today about how they save money.  And their need, really, is to get cost out and where that comes out of our margin are other things that we might do for them, what they are interested in is getting the cost down.  And so, we are taking a total cost approach and working with our owners to meet the need that they have.  So, we are looking across the board.

The other thing I would say about that is, that compared to you know past experiences that we have had, I think we are in much better position because of those things we talked about where we have invested in systems, training, processes and people to do a better job of attacking all of the costs so that we don't have as much margin erosion as we have had in the past.

WILLBROS GROUP INC.
Moderator: Michael Collier
02-26-09/8:00 am CT
Confirmation # 8080649

John Rogers:  OK.  And – and on the InServ business, the same or –

Randy Harl:  Well, the InServ, remember the InServ business is primarily rate sheet frame agreement kind of work.  All of those owners are coming back trying to trade those again.  And so, we will have pressure even on that reimbursable frame agreement kind of arrangement.  But again, we are taking a total cost kind of approach to it.  We actually in the InServ, if you talk to Arlo DeKraai about that, he will tell you he sees this as a huge opportunity.  You know for some owners, it's going to be the opportunity to actually step up there and maybe take a lump sum project where we have a chance to make more margin if we perform.  And we are very confident in our ability to perform.  So we think some of those kind of opportunities will come about.  And I go back to the second quarter of last year, and you remember we got a little off track heading into the rest of the year when people kind of took the margins that we generated in downstream in the second quarter and kind of took them forward.  And that was the wrong answer but that was driven by some – by great performance on a couple of lump sum projects.

So, while InServ will have pressure, I don't believe it will have quite as much pressure as maybe the downstream construction business in the U.S.

John Rogers:  OK, great, that's helpful.  Thank you.

Operator:  And we will take our next question from Matt Duncan with Stephens Incorporated.

Jack Atkins:  Hey guys.  This is Jack Atkins.  Let me call for Matt.  Good morning.

Van Welch:  Good morning.

Randy Harl:  Good morning, Jack.

Jack Atkins:  Just – my first question, if I could, I have got a question about the make of current backlog.  What percentage of that is scheduled to be completed in the first half of '09 versus – versus later on?

Van Welch:  Yes, Jack, if you look at the backlog, a large percentage of that is going to be worked off in '09.  You know MEP is still a quite a bit of backlog as we start the year. That is going to be worked off in the first quarter or thereabouts.  The TIPs project which we just added is going to be worked off before the summer is over.  So, we are looking at a pretty good burn rate in terms of the backlog that we have at the end of the year.

Jack Atkins:  Thank you for that color.  And then, secondly, you know you mentioned some items that impacted your G&A in quarter and I guess for full year, namely the re-domicile efforts and some severance cost you took in the fourth quarter.  Could you maybe provide a sort of a hard number on those costs in the fourth quarter?

Van Welch:  Let me give – I will give you a hard number in total.  It's about – it's approximately about $5 million.

Jack Atkins:  Thank you.  OK, great.  And then, I guess last question here, could you maybe just touch on for a minute the changes that you have made to to your cost structure given the current environment?  And are there some commentary in the 10-K on cost savings that you expect to receive from change you made in your Engineering segment and the G&A in general, but could you just touch on it more broadly for the company?

Randy Harl:  Yes.  Jack, it is you know starting with the home office.  You know we took a challenge to drive down our costs of overhead and G&A by about 20%.  So, we are working on that and we have already done a significant part of it.  And that's reflected in the severance cost that – that you saw.  In Engineering that business is really you have to manage it based on the work that you have.  And so, basically you know we are always high grading in terms of people, but as projects wind down, we are adjusting the cost model to reflect the size of the business going forward and we have been doing that for the past few

WILLBROS GROUP INC.
Moderator: Michael Collier
02-26-09/8:00 am CT
Confirmation # 8080649

months and we will continue to look at the work we have in hand and continue to adjust that.  In the construction business in the U.S., the same thing.  We talked a little bit about our equipment fleet.  The people we have – we have a lot of flexibility to adjust those costs and we will continue to manage them based on which projects we are either able to get or not get.

On the procurement side, which is a huge opportunity for us, we have never had a real concentrated effort across the business to leverage our buying capabilities to get better deals for everything from fuel to consumables in our construction businesses.  We have aggregated that spend.  We have a procurement group that we have put in place last year, and they have been looking at that.  So we expect to get some pretty significant savings at the procurement side of the business.

We are looking in every overhead, G&A, indirect cost in the company. We have a process that we have put in place across the business to drive those indirect costs down.  So, we are taking proactive approach early in the game to get our cost at a point where we can provide savings to our customers and drive the top line.

Jack Atkins:  OK.  And then one last thing and I will jump back in queue, but when you think about your guidance for 2009, when you think about the three different segments, sort of how do you see the pipeline performing year-over-year in 2009?  Could you please provide a little color on that?

Van Welch:  I think, Jack, if you look back to the prepared statements that we have made, I think you will see the U.S. construction in our Upstream segment to trend down.  Our Engineering segment is going to trend down as well.  We have reduced not only our employees in Tulsa, but we have had, if you look at 2008, we did have some EPC type contracts that did run out during '08 and due to the economic environment, they haven't been replaced.  So, if you look at Engineering, we will look at that trending down a bit.  Canada, also, as we talked about. Again, staying in the Upstream segment, we expect Canada to be strong in the environment that we are in up there. Also, now staying in Upstream operations, the Oman operations, we expect that to be somewhat flat. They are going to have some margin pressure, but I think we are going to be able to deal with that.  And in the Downstream, downstream is going to be, I believe, a bit up in terms of the top line and in terms of what they performed in '08.

Jack Atkins:  OK, great, thanks guys.

Operator:  Thank you.  And we will take our next question from Steve DeNichilo with THB.

Steve DeNichilo:  Hey guys; hey, Van.

Randy Harl:  Hi, Steve.

Van Welch:  Good morning, Steve.

Steve DeNichilo:  Good morning.  Just a couple of housekeeping questions, I am sorry if I missed on the call.  But can you talk a little bit to working capital expectations in 2009?  I know it was up a little bit sequentially.

Van Welch:  Well, I think, Steve, if you look at our working capital, we paid a lot of attention in terms of starting in 2008, not only with our commercial times and our legal contract to put us in the best position from a DSO standpoint.  But we have also conducted a lot of training across the company to put focus on it.  I think that actually played a large part in the cash generation that we achieved in '08 and it's going to actually provide a good position for us or a good base for us going into 2009.

We are still very much attuned to the contractual terms of the contract.  We have talked about some of this moving into the fixed price environment.  You know we are going to negotiate, certainly, real hard in that fixed price environment to maintain, you know, the right kind of commercial terms in terms of cash payment and so forth.

WILLBROS GROUP INC.
Moderator: Michael Collier
02-26-09/8:00 am CT
Confirmation # 8080649

Steve DeNichilo:  So then you would expect working capital be a talent to cash in 2009.  Is that fair just lower steel prices, lower inventory I am assuming.

Van Welch:  Say that again, Steve.

Steve DeNichilo:  You are expecting working capital to be a benefit on the cash flow statement in 2009?

Van Welch:  Yes.

Steve DeNichilo:  OK.  And then also, is there any cash implications to going more towards fixed cost projects as far as upfront cash payments you may get from your customers?

Van Welch:  I think that certainly is something that we would go after in the fixed price environment.  We would be looking for advanced payments.  We would be looking at a minimum to maintain a cash neutral position associated with those fixed price jobs.

Steve DeNichilo:  Right, OK.  And then, your D&A expectations for 2009?

Van Welch:  I am sorry.

Steve DeNichilo:  Depreciation and amortization expectations for 2009?

Van Welch:  I mean looking at the total depreciation and amortization is probably about $40 million.

Steve DeNichilo:  OK, OK.  And then your capex for 2009?

Randy Harl:  We just announced that, that's going to be $23 million.

Steve DeNichilo:  $23 million.  OK.  So, it's fair to say that we could be looking at – we could be looking at free cash flow of over $100 million in 2009?

Van Welch:  We are looking free cash flow, Steve.

Steve DeNichilo:  OK, OK.  And just, one other question, just as far as the guidance goes, can you help us understand as the quarters go through, is it something as far as the – the tempo of the earnings throughout the year?

Van Welch l:  Steve, I think we certainly got much more visibility as we begin the year.  We are expecting to maintain good earnings throughout the year, but certainly it's going to be weighted toward the front end.

Steve DeNichilo:  OK.  I mean is it 60-40 weighted, is it 70-30 or –?

Van Welch:  I don't – Steve, I won't comment on that, we don't give quarter guidance.

Steve DeNichilo:  And just last – my last question here, in the past you have – and maybe you mentioned this in the past, you have talked about bid prospects that are out there.  Just give me a number.  Is there any number that you can quote us today?

Mike Collier:  Well, we – you know we have been reporting to you over a long period of time now what our qualified prospect list looks like and how it has been behaving.  And we have seen the effect now in this economic downturn. The last time we reported it, the numbers that we had at the end of November, and we were looking at about $11.8 billion in total qualified opportunities going out about 12 to 15 months.  We now see and we can't go out that far now because visibility is restricted.  But if we go out about 12 months, that number is around $8 billion.  So, we have seen some things delayed and moved out beyond the 12-month period.  So, we still think we have a robust field of opportunity out there, but as we have

WILLBROS GROUP INC.
Moderator: Michael Collier
02-26-09/8:00 am CT
Confirmation # 8080649

talked on this call, it's going to be more competitive, we are going to defend our market share.  We think we still have a value proposition. We know we have one that the owners are interested in.  We just won this TIPs project because of superior performance on other works done previously.

Steve DeNichilo:  So that's $8 billion in prospects over the next 12 months potentially?

Mike Collier:  That's right.

Steve DeNichilo:  And breakdown of U.S. versus international?

Mike Collier:  Well, it's weighted toward the U.S. but the international portion is growing some – and I think it's important to point out as we indicated on the call, we have expanded our efforts on the government services side and we have about $0.5 billion of qualified prospects there now.  We are seeing some other opportunities as we expand the markets that we address the services that we can provide.

Steve DeNichilo:  All right and OK.  And just actually, just quickly if I can go back to the cash flow one more time so that pretty substantial free cash flow, you will probably generate in 2009, are you focused more on acquisitions or debt pay down or just holding cash?

Van Welch:  Well, I think you know, Steve, it gives us the flexibility to do all of those things.  And certainly we are looking, as we always do, on the acquisition front, plenty of opportunities that's going to fill in our strategic initiatives.  We have got some debt, we could actually repay as well.  That's always an option.  So, the flexibility is there to go in any direction.

Steve DeNichilo:  And what is the right multiple to pay in this market, just kind of considering, I think that everyone is confused about in the entire sector?

Mike Collier:  I don't know – I don't know if I could answer that.  Can you rephrase the question?

Steve DeNichilo:  Just when you are looking on acquisitions you know the multiple or how are you evaluating companies that you are looking at right now?

Mike Collier:  OK.  I will leave that one to Van.

Van Welch:  Well, I think a lot of it's going to be determined on the company you are looking at.  It's hard to choose, I think, a multiple, a generic multiple associated with a company in an acquisition.  It's certainly a much lower than what it would have been 12 months ago.

Steve DeNichilo:  OK.  All right guys, thank you very much.

Operator:  Thank you.  And we will take our next question from Karen David-Green with Oppenheimer.

Karen David-Green:  Thanks and good morning.

Randy Harl:  Hi, Karen.

Van Welch:  Good morning, Karen.

Karen David-Green:  Most of my questions have been answered.  But just probably going back to the downstream segment, you mentioned that you expect top line growth year-over-year.  Is that basically just you guys gaining market share?  Is that more a reflection of just the market as a whole?

Randy Harl:  Well, it's gaining market share, it's expanding our geographic footprint, Karen.  We announced when we bought InServ, that we really wanted to expand their footprint into the Gulf Coast.  We have been very successful in doing that.  We have grown the tank business into the central part of the U.S. strongly and

WILLBROS GROUP INC.
Moderator: Michael Collier
02-26-09/8:00 am CT
Confirmation # 8080649

into the northern part of the U.S., and we are looking to grow that into Canada.  You know, so it's really an expansion of the business with new customers.  It's not really the market getting that bigger.  It's also being more successful – winning work in the environment that we are in.

Karen David-Green:  Great.  And then, in terms of the market transitioning on the construction side of the business more toward fixed price, do you have any bonus incentives in those contracts or is that not just something that's up for discussion at this point?

Randy Harl:  What I expect is for that not to be the prevalent case, Karen, that these contracts will go back to primarily unit price kind of contracts which gives you a fixed sum.  You don't have to take the risk on the quantities in the same way that you do on lump sum.  But unit pricing is the predominant kind of contract vehicle that we expect to see.  You know the owners won't be compelled I think to put many incentives now.

Karen David-Green:  Great.  That's all I have, thank you very much, gentlemen.

Randy Harl:  Well, thanks, Karen.

Operator:  Thank you.  And we will take our next question from Steven Fisher with UBS.

Steven Fisher:  Great, I will be quick.  Just related to the – the maintenance agreement that you may sign over the next month, I mean what are the remaining hurdles to getting that deal done?  Are there major hurdles last or is that just sort of administrative?

Randy Harl:  It's down to, really the last few things, Steven, really all that remains to sign in that deal.  So we expect to do it pretty soon.

Steven Fisher:  And so, it sounds like you have very high confidence that that will go forward?

Randy Harl:  I do.

Steven Fisher:  Thanks, great.  Thank you very much.

Randy Harl:  You are welcome.

Operator:  Thank you.  We will take our next question from Mark Brown with Pritchard Capital.

Mark Brown:  Hi.  Most of my questions have been answered.  Just wanted to – I think you just mentioned this, but the tax rate guidance went from what to what?

Van Welch:  Mark, we didn't give guidance.  I directionally said that it would trend down from the '08 effective tax rate.

Mark Brown:  OK, OK.  I was wondering if, given your history of focusing on North America primarily, given the weakness you are seeking in this market, are you looking to expand further internationally, either on the upstream or downstream side, than you had previously but had planned to do?

Randy Harl:  I think you know there is multiple answers to that.  Number one, Steven, you know what we are seeing in the United States primarily is a decrease in demand that's driven by all the turmoil out there in the markets.  The fundamentals that underpin the need for new pipeline infrastructure remain in place.  And if you go out and look at the FERC filings for these new large diameter cross country pipeline, there is a tremendous amount of businesses out there.  And if you looked at a year ago, the work that we expected to happen in ’10 and ‘11, based on those filings and the work that needs to be done, it was equal to or greater than what we saw in 2008.

WILLBROS GROUP INC.
Moderator: Michael Collier
02-26-09/8:00 am CT
Confirmation # 8080649

Now the real question here is when things sort out a little bit, demand starts to come back and you know people start to use oil and gas at the levels that we have seen before, it is not produced where it's needed.  And so, we talked a little bit about the oil shale or the gas shales, the developments of those that don't have the infrastructure, and that's going to come back.  You know so it's just a question of timing.  So, we are bullish on the United States.  It's just a question of timing. So, the fundamentals, the reason that we are here because it's a great place to work; we get the right kinds of contracts, we get paid and all the rest of it, are still in place. It's just a timing issue.  We don't feel pressure to be pushed into these international markets in anything other than in a measured way.  And we have talked to you about how we are going to do that.  You know we talked we have got a great model in Oman.  We are going to expand that into the United Arab Emirates.  We think engineering is the best way to do that.  We think Libya has some opportunities there based on the lack of investment over a long period of time.  We are taking a very measured approach there.  And we think that's the appropriate way, the prudent way for our business to expand.  I think for any big hits, you know we are looking to things like this government services contract that we talked about with NAVFAC that can make a big difference.

The alliance contract that we have talked to you about is out there, it can make a big difference, its in North America.  In Canada, the fundamentals are in place.  We have certainly seen a slowdown in the big projects, the big upgraders being built in Northern Alberta, but that's really not what our focus has been.  Our focus has been the pipeline business and we see that being very strong as the need for new pipelines to carry the synthetic crude that's going to be produced from units that are being completed or are completed, to the south.  The expansion of those into the U.S. down to the U.S. Gulf Coast is solid.

So the fundamentals that we see in North America remain very attractive and then you put Arctic gas on top of that – we are still very bullish on North America.  There is just a timing issue here, but the fundamentals are in place for that to remain strong.  We think that diversification is something that we really need to accelerate, but we are not forced. Given the flexibility that we enjoy, because of our current financial situation and the abilities that we have, we can also take a measured approach to that, find the right things you know that really fit. We know how to manage and continue to run the business, even in this environment that's turned down.

MarkBrown:  Thank you very much.

Operator:  Thank you.  And we will take a follow-up question from Stephen Gengaro with Jefferies & Company.

Stephen Gengaro:  Thanks.  Two questions quickly gentlemen.  The first on the alliance, can you give us any sense for – for a size of impact if it happens?

Randy Harl:  Yes, if we take a look at the kinds of things that this alliance could bring, on the engineering side of the business, you know, I think it's safe to assume that it could have an impact between $20 million and $40 million this year.  Depending on the maintenance, the capital construction and the integrity side, that could go to as high as a $100 million.  So, that's, I would say, a good range of $20 million to $100 million.

Stephen Gengaro:  OK.  And as you said this year, is that sort of – would that assume like a six months time of contribution?

Randy Harl:  Yes, it could.

Stephen Gengaro:  OK, OK.  Now that's helpful.  And then, secondly, I know this was asked in some way before.  But when we look at the earnings stream for the year, as you look at your guidance, are you assuming based on your current contract status, more of a first half weighted contribution with any upside coming in the second half based on, you know, more work?

Van Welch:  That would be correct, Steve.  I mean we are weighted towards the first half.

Stephen Gengaro:  OK, very good.  Thank you.

WILLBROS GROUP INC.
Moderator: Michael Collier
02-26-09/8:00 am CT
Confirmation # 8080649

Mike Collier:  OK.  We have time for one more question and then we are going to have to wrap it up.  Operator, do you have anyone in queue?

Operator:  Yes, we do have one final question from Tahira Afzal with KeyBank.

Tahira Afzal:  Gentlemen

Van Welch:  Good morning.

Mike Collier:  Good morning.

Tahira Afzal:  Just – I will try to keep it brief.  So I think a lot of the questions have been answered.  In terms of your bidding activity, what will be the percentage of projects that you are seeing that are shifting to fixed price?

Mike Collier:  Well, we won't know entirely until we actually see the request for proposal in the contract structures.  But we still expect our total mix as we move forward to stay somewhere above 50% of reimbursable rate sheet type work.  But we were at 88% cost reimbursable when we last reported that figure and we said at the time that we thought that was probably the peak and that we shouldn't have the expectation that it would stay that high.

Obviously, we now have evidence that it is going to come down some, but we think we can manage it to that 50% level.  And if we are successful, we will keep the cost reimbursable piece higher as we move our business model more toward with these recurring types of services.

Tahira Afzal:  Got it.  OK, if it's not too bad, it's not like you are going back materially, if you are looking at you know the next catalyst that we should focus on you know it bears, it seems to make sense there are lot of bottlenecks on the long haul natural gas side.  Would we be looking at a stabilization in the credit markets or a stabilization in natural gas prices as a catalyst in your view?

Mike Collier:  Well, they are all interconnected, Tahira.  I think the catalyst that we are looking for, that I mentioned earlier, is to see a consensus in the industry that the potential for more cost savings on the steel input to these projects has been reached and that people will start making purchase decisions on steel.  That should move some things ahead for us.  But we still have to think about demand destruction, there are some plants that have been shut down.  You know it's going to take positive movement across more than just one key indicator to break this logjam.

But again, the TIPs project is evidence that the project economics out there are still powerful and people are moving ahead, particularly those customers that have good strong operations and have access to capital – their projects are attracting the capital they need.  And we see that with TransCanada and Enbridge and others who have work on the books and they are proceeding with it.

Tahira Afzal:  And then, last year I guess, if I am looking at, you know, the different buckets of money you have to play with, it seems that you are sort of balancing that between diversifying your end market mix and you know you are looking at the Middle East and Africa.  Would I say it's a balanced approached between those two?

Randy Harl:  Yes, I think that's a good way to think of it.  You know we are sitting back thinking about where we can get the best strategic return for what we are trying to do as well as the financial return.

Tahira Afzal:  And then, against positive implications, any from your change in domicile and tax rate in terms of your free cash, I am sorry, in terms of your cash flow?

Van Welch:  Yes, the reason you know on the redomicile was mostly strategic.  But there could be a positive output on that from a tax rate standpoint.

WILLBROS GROUP INC.
Moderator: Michael Collier
02-26-09/8:00 am CT
Confirmation # 8080649

Tahira Afzal:  Great.  And I assume that would also benefit your cash flow though, right?

Van Welch:  That's correct.

Tahira Afzal:  OK, great.  Thank you very much gentlemen.

Randy Harl:  Thank you.

Mike Collier:  Thank you, have a good day.

Operator:  Thank you.  And I would like to turn the conference back over to Mr. Randy Harl for any additional or closing remarks.

Randy Harl:  All right.  Thank you.

2008 was another milestone year for Willbros.  We generated very strong financial results, but perhaps more importantly, we took advantage of a strong market to make the business improvements we committed to you over a year ago.  As a result, we are a different and much stronger company than we were two years ago and in a much better position to deal with a more competitive marketplace that we see in the near term.  I have conveyed to you in my comments today the many ways in which we have improved our business to prepare for this changed business landscape.  We recognized that the market would eventually change and we improved our skillsets in order to be ready when change came.  That change came more rapidly and in greater magnitude than we anticipated, but we are ready and expect to deliver continued profitability in 2009 and to be stronger and more competitive as 2010 rolls out.  The drilling and production in the shale plays will drive new upstream business for us, as will crude oil and gas production in Canada, and our Downstream unit is positioned to gain market share and participate in those projects which are moving ahead.  We are close to our first award in North Africa and we will continue to leverage our international reputation in pursuit of opportunities that meet our risk return criteria.  We are diligently managing our business to support the opportunities we see in the upcoming year and beyond and are committed to reducing our cost of services to be competitive and deliver greater value to our customers.  Finally, we have ample financial flexibility to succeed in this market while also preparing to capitalize on the inevitable upturn in our business.  Despite the current market dynamics, long-term global economic growth will ultimately drive a sustained increase in fundamental demand for energy.  We believe significant infrastructure, and the services of those who build it will be in crucial demand to meet this need.  We have the tools, the team and the financial resources to perform at the highest level.

Willbros has demonstrated leadership with our value proposition, having the right customers, improved processes and systems and maintaining an “A” team of people.  I am certain that with the improvements we have made and with proactive management, we can achieve our goals for 2009 and beyond.

Since joining the company, I have consistently communicated to you my vision and the difficult, but necessary, changes with which I have tasked our team, all with the goal of continually building a better Willbros.  I am proud to say that to date we have delivered on these objectives and believe strongly that we will continue to accomplish those things that we commit to do.

Thank you for joining us today and for your continued support.

END